Exhibit 99.3

Titan Machinery Inc. Announces Closing of Follow-On Offering

Fargo, ND, — May 21, 2008—Titan Machinery Inc. (Nasdaq: TITN), a leading network of full service agriculture and construction equipment stores, announced today the closing of its follow-on offering of common stock.  With the previously announced exercise of the over-allotment option, the Company sold a total of 4,180,000 shares of common stock and selling stockholders sold 650,000 shares.

Craig-Hallum Capital Group and Robert W Baird & Co. acted as book-running managers for the offering.  This offering was made solely by means of a prospectus.  Copies of the final prospectus relating to the offering may be obtained from Craig-Hallum Capital Group at 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, (612) 334-6300.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 15, 2008. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Titan Machinery Inc:

Titan Machinery Inc., founded in 1980 and headquartered in Fargo, North Dakota, owns and operates one of the largest networks of full service agricultural and construction equipment stores in North America. Currently, the Titan Machinery network consists of 42 dealerships in North Dakota, South Dakota, Minnesota and Iowa, including two outlet stores, representing one or more of the CNH Brands (NYSE:CNH) CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital.  Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

CONTACT:  ICR, Inc.

John Mills, 310-954-1100